Exhibit 99.1

HealthExtras Reports Second Quarter 2008 Results

Company Announces Mail Service Pharmacy Acquisition

Second Quarter Revenues Up 46% to $614 Million

Net Income Increases 47% to $0.28 Per Diluted Share

ROCKVILLE, MD, August 5, 2008 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the quarter ended June 30, 2008. The Company reported a 46% increase in quarterly revenues to $614.3 million and a 47% increase of net income to $12.0 million, or $0.28 per diluted share over the prior year. Additionally, the Company announced the acquisition of Immediate Pharmaceutical Services, Inc. (“IPS”) from Discount Drug Mart, Inc. IPS operates a state-of-the-art prescription mail service fulfillment center located in Avon Lake, Ohio, a western suburb of Cleveland. “The acquisition of IPS is the culmination of a comprehensive evaluation of a number of mail service pharmacies. While there were several potential acquisition candidates, the quality and efficiencies of IPS, coupled with the scalability of its operations, makes it a superb platform for building our mail service capability,” stated David T. Blair, Chief Executive Officer of HealthExtras.

“As illustrated by our performance during the second quarter, we continue to produce strong revenue and earnings growth. In addition to our sound financial results, we made key strategic acquisitions of HospiScript, a leading provider of pharmacy management services to the hospice industry and most recently IPS, a mail service pharmacy provider. Our strong performance combined with these acquisitions demonstrate progress on both our organic and strategic growth initiatives,” added Blair.

Second Quarter Results

Revenue for the second quarter increased by $193.3 million, or 45.9%, to $614.3 million from $421.0 million in the prior year’s comparable quarter. The growth in revenue included $184.5 million from increased prescription volume, $3.2 million from an increase in unit prices and $5.6 million from the proportionate amount of prescription costs paid by plan sponsors. Total claims processed in the second quarter increased to 12.4 million from 9.6 million for the same period in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the second quarter increased $7.6 million, to $34.1 million or 5.6% of revenue compared to $26.5 million, or 6.3% of revenue, in the second quarter of the prior year.

Second quarter operating income increased 53.8% to $18.3 million from $11.9 million in the second quarter of 2007. The increase in operating income was primarily due to the increase in gross profit,

offset by a $1.3 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses included $1.2 million associated with consolidating HospiScript results.

Net income for the second quarter of 2008 was $12.0 million, or $0.28 per diluted share, compared to the prior year’s net income of $8.2 million, or $0.19 per diluted share.

Six Month Results

Revenue for the six months ended June 30, 2008 increased 45.4%, to $1.2 billion from $827.4 million in the prior year. The growth in revenue included $368.1 million from increased prescription volume, $0.2 million from an increase in unit prices and $7.3 million from the proportionate amount of prescription costs paid by plan sponsors. Total claims processed increased to 25.3 million for the six months ended June 30, 2008 from 19.3 million for the same period in 2007. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the first six months of 2008, increased by $11.2 million to $65.3 million, or 5.4% of revenue, compared to $54.1 million, or 6.5% of revenue, in the first six months of the prior year.

Operating income increased by $8.3 million to $35.0 million in the first six months of 2008 from $26.7 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by an increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses included $2.9 million associated with initiatives to support the Company’s continued growth, such as additional employee facilities and vendor costs to serve and implement new clients, as well as $1.2 million relating to consolidating HospiScript’s results.

Net income for the first six months of 2008 was $23.6 million, or $0.54 per diluted share, compared to $17.9 million, or $0.42 per diluted share, in the prior year.

Acquisition of IPS

Today the Company announced that it has entered into a definitive agreement to acquire IPS. Under the terms of the agreement, HealthExtras will pay a purchase price of $40 million in cash at closing. The integration costs of the IPS transaction will have an impact on results beginning in the third quarter. The Company expects the IPS transaction to be modestly dilutive to 2008 earnings and accretive in 2009. Additional information about the timing and extent of IPS contributions to revenues and earnings will be discussed during the Company’s conference call scheduled for Wednesday, August 6, 2008, at 10:00 a.m. Eastern time.

HealthExtras expects to expand the operational processes, systems, and personnel based in Ohio. “As we have demonstrated with previous acquisitions, we will take a long-term view of IPS. We will invest in their infrastructure and expand their marketing initiatives. Through IPS our current and prospective clients will have a mail service option which provides a greater level of financial transparency and higher level of service,” added Blair.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

Contact: HealthExtras, Inc.

Hai Tran, 301-548-2900

htran@HealthExtras.com

SOURCE: HealthExtras, Inc.

HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenue (excludes member co-payments of $173,978, $143,362, $364,590 and $299,431 for the three and six months ended June 30, 2008 and 2007, respectively)	$614,302	$421,004	$1,202,946	$827,376

Direct expenses	580,176	394,487	1,137,627	773,301
Selling, general and administrative expenses	15,860	14,579	30,289	27,391

Total operating expenses	596,036	409,066	1,167,916	800,692

Operating income	18,266	11,938	35,030	26,684
Interest income	1,175	1,457	3,072	2,788
Interest expense	(36)	(53)	(72)	(89)
Other income	—	—	1	1

Income before minority interest and income taxes	19,405	13,342	38,031	29,384
Minority interest	—	—	—	31

Income before income taxes	19,405	13,342	38,031	29,353
Income tax expense	7,392	5,143	14,414	11,445

Net income	$12,013	$8,199	$23,617	$17,908

Net income per share, basic	$0.28	$0.20	$0.56	$0.43
Net income per share, diluted	$0.28	$0.19	$0.54	$0.42
Weighted average shares of common stock outstanding, basic	42,402	41,433	42,310	41,194
Weighted average shares of common stock outstanding, diluted	43,537	43,027	43,461	42,838

# # #